UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934

Alleghany Corporation

(Name of Issuer)

Common Stock

(Title of Class of Securities)

017175100

(CUSIP Number)

February 8, 2011

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☒ Rule 13d-1(c)

☐ Rule 13d-1(d)

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 017175100	Page 2 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization United States of America
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 124,799
	6.	Shared Voting Power 636,384
	7.	Sole Dispositive Power 124,799
	8.	Shared Dispositive Power 636,384
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 761,183
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 8.5%*
12.	Type of Reporting Person IN

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 3 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & Fred M. Kirby III Trustees u/a 1/3/75 f/b/o Fred M. Kirby III 22-6348002
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 137,041
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 137,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 4 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & S. Dillard Kirby Trustees u/a 1/3/75 f/b/o S. Dillard Kirby 22-6348004
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 137,041
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 137,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 5 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & Jefferson W. Kirby Trustees u/a 1/3/75 f/b/o Jefferson W. Kirby 22-6348005
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 137,041
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 137,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 6 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & Alice Kirby Horton Trustees u/a 1/3/75 f/b/o Alice Kirby Horton 22-6348003
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 137,041
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 137,041
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 137,041
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 1.5%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 7 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & Fred M. Kirby III Trustees u/a 12/30/76 f/b/o Fred M. Kirby III 13-6749019
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 22,055
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 22,055
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,055
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 8 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Fred M. Kirby III 13-6749020
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 28,523
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 28,523
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,523
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 9 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & Stark Dillard Kirby Trustees u/a 12/30/76 f/b/o Stark Dillard Kirby 13-6749021
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 22,055
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 22,055
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,055
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 10 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Stark Dillard Kirby 13-6749022
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 28,523
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 28,523
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,523
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 11 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & Jefferson W. Kirby Trustees u/a 12/30/76 f/b/o Jefferson W. Kirby 13-6749023
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 22,055
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 22,055
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,055
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 12 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Jefferson W. Kirby 13-6749024
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 28,523
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 28,523
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,523
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 13 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity & Alice Kirby Horton Trustees u/a 12/30/76 f/b/o Alice Kirby Horton 13-6749025
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 22,055
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 22,055
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 22,055
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.2%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 14 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Alice Kirby Horton 13-6749026
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 28,523
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 28,523
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 28,523
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) 0.3%*
12.	Type of Reporting Person OO

*	This calculation is rounded to the nearest tenth and is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 15 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Leigh Carlin Kirby 01-6186621
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 285
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 285
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 285
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person OO

*	The amount in Row (9) represents less than one-tenth of one percent of the Company’s outstanding common stock. This calculation is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 16 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Stark Dillard Kirby, Jr. 02-6131441
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,775
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,775
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,775
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person OO

*	The amount in Row (9) represents less than one-tenth of one percent of the Company’s outstanding common stock. This calculation is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 17 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Elizabeth Marie Kirby 01-6186631
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 2,775
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 2,775
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 2,775
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person OO

*	The amount in Row (9) represents less than one-tenth of one percent of the Company’s outstanding common stock. This calculation is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 18 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Fred Morgan Kirby IV 03-6075829
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,218
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,218
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,218
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person OO

*	The amount in Row (9) represents less than one-tenth of one percent of the Company’s outstanding common stock. This calculation is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 19 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Jefferson W. Kirby, Jr. 04-6959731
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,218
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,218
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,218
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person OO

*	The amount in Row (9) represents less than one-tenth of one percent of the Company’s outstanding common stock. This calculation is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 20 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a/12/30/76 f/b/o Jane Julia Kirby 01-6186650
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,218
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,218
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,218
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person OO

*	The amount in Row (9) represents less than one-tenth of one percent of the Company’s outstanding common stock. This calculation is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 21 of 28 Pages

1.	Name of Reporting Person I.R.S. Identification Nos. of above persons (entities only) John C. Baity Trustee u/a 12/30/76 f/b/o Samuel Spotswood Kirby 03-6075942
2.	Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3.	SEC Use Only
4.	Citizenship or Place of Organization New Jersey
Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0
	6.	Shared Voting Power 1,218
	7.	Sole Dispositive Power 0
	8.	Shared Dispositive Power 1,218
9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,218
10.	Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares ☐
11.	Percent of Class Represented by Amount in Row (9) *
12.	Type of Reporting Person OO

*	The amount in Row (9) represents less than one-tenth of one percent of the Company’s outstanding common stock. This calculation is based upon 8,928,825 shares of common stock outstanding as of April 29, 2011 as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

CUSIP No. 017175100	Page 22 of 28 Pages

Schedule 13G

Item 1.	(a)	Name of Issuer:

Alleghany Corporation, a Delaware corporation (the “Company”).

	(b)	Address of Issuer’s Principal Executive Offices:

7 Times Square Tower 17th Floor New York, NY 10036

Item 2.	(a)	Name of Person Filing:

This statement is being jointly filed by the following persons (collectively, the “Reporting Persons”):

1.      John C. Baity

2.      John C. Baity & Fred M. Kirby III Trustees u/a 1/3/75 f/b/o Fred M. Kirby III

3.      John C. Baity & S. Dillard Kirby Trustees u/a 1/3/75 f/b/o S. Dillard Kirby

4.      John C. Baity & Jefferson W. Kirby Trustees u/a 1/3/75 f/b/o Jefferson W. Kirby

5.      John C. Baity & Alice Kirby Horton Trustees u/a 1/3/75 f/b/o Alice Kirby Horton

6.      John C. Baity & Fred M. Kirby III Trustees u/a 12/30/76 f/b/o Fred M. Kirby III

7.      John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Fred M. Kirby III

8.      John C. Baity & Stark Dillard Kirby Trustees u/a 12/30/76 f/b/o Stark Dillard Kirby

9.      John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Stark Dillard Kirby

10.    John C. Baity & Jefferson W. Kirby Trustees u/a 12/30/76 f/b/o Jefferson W. Kirby

11.    John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Jefferson W. Kirby

12.    John C. Baity & Alice Kirby Horton Trustees u/a 12/30/76 f/b/o Alice Kirby Horton

13.    John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Alice Kirby Horton

14.    John C. Baity Trustee u/a 12/30/76 f/b/o Leigh Carlin Kirby

15.    John C. Baity Trustee u/a 12/30/76 f/b/o Stark Dillard Kirby, Jr.

16.    John C. Baity Trustee u/a 12/30/76 f/b/o Elizabeth Marie Kirby

17.    John C. Baity Trustee u/a 12/30/76 f/b/o Fred Morgan Kirby IV

18.    John C. Baity Trustee u/a 12/30/76 f/b/o Jefferson W. Kirby, Jr.

19.    John C. Baity Trustee u/a/12/30/76 f/b/o Jane Julia Kirby

20.    John C. Baity Trustee u/a 12/30/76 f/b/o Samuel Spotswood Kirby

The Reporting Persons have entered into a Joint Filing Agreement, a copy of which is filed with this Schedule 13G as Exhibit I, pursuant to which they have agreed to file this Schedule 13G jointly in accordance with the provisions of Rule 13d-1(k) of the Act.

	(b)	Address of Principal Business Office:

Address for each of the Reporting Persons:

c/o John C. Baity 201 Narcissus Avenue, #604 West Palm Beach, FL 33401

CUSIP No. 017175100	Page 23 of 28 Pages

(c)	Citizenship:

John C. Baity is a citizen of the United States of America. Each of the other Reporting Persons is a trust governed by the laws of the State of New Jersey.

(d)	Title of Class of Securities:

Common Stock, $1.00 par value per share

(e)	CUSIP Number:

017175100

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the persons filing is a:

Not applicable.

Item 4.	Ownership.

The percentages used herein are calculated based upon 8,928,825 shares of common stock outstanding as of April 29, 2011, as reported in the Company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2011.

As of June 16, 2011:

	1.	John C. Baity

	(a)	Amount beneficially owned:

761,183**

	(b)	Percent of class:

8.5%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

124,799

(ii) Shared power to vote or direct the vote:

636,384

(iii) Sole power to dispose or direct the disposition:

124,799

(iv) Shared power to dispose or direct the disposition:

636,384

	**	Represents shares held in trusts that are Reporting Persons hereunder for which Mr. Baity serves as trustee.

	2.	John C. Baity & Fred M. Kirby III Trustees u/a 1/3/75 f/b/o Fred M. Kirby III

	(a)	Amount beneficially owned:

137,041

	(b)	Percent of class:

1.5%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

137,041

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

137,041

	3.	John C. Baity & S. Dillard Kirby Trustees u/a 1/3/75 f/b/o S. Dillard Kirby

	(a)	Amount beneficially owned:

137,041

	(b)	Percent of class:

1.5%

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

137,041

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

137,041

	4.	John C. Baity & Jefferson W. Kirby Trustees u/a 1/3/75 f/b/o Jefferson W. Kirby

	(a)	Amount beneficially owned:

137,041

CUSIP No. 017175100	Page 24 of 28 Pages

(b)	Percent of class:

1.5%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

137,041

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

137,041

5.	John C. Baity & Alice Kirby Horton Trustees u/a 1/3/75 f/b/o Alice Kirby Horton

(a)	Amount beneficially owned:

137,041

(b)	Percent of class:

1.5%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

137,041

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

137,041

6.	John C. Baity & Fred M. Kirby III Trustees u/a 12/30/76 f/b/o Fred M. Kirby III

(a)	Amount beneficially owned:

22,050

(b)	Percent of class:

0.2%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

22,050

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

22,050

7.	John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Fred M. Kirby III

(a)	Amount beneficially owned:

28,523

(b)	Percent of class:

0.3%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

28,523

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

28,523

8.	John C. Baity & Stark Dillard Kirby Trustees u/a 12/30/76 f/b/o Stark Dillard Kirby

(a)	Amount beneficially owned:

22,050

(b)	Percent of class:

0.2%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

22,050

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

22,050

9.	John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Stark Dillard Kirby

(a)	Amount beneficially owned:

28,523

(b)	Percent of class:

0.3%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

28,523

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

28,523

10.	John C. Baity & Jefferson W. Kirby Trustees u/a 12/30/76 f/b/o Jefferson W. Kirby

(a)	Amount beneficially owned:

22,050

(b)	Percent of class:

0.2%

CUSIP No. 017175100	Page 25 of 28 Pages

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

22,050

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

22,050

11.	John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Jefferson W. Kirby

(a)	Amount beneficially owned:

28,523

(b)	Percent of class:

0.3%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

28,523

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

28,523

12.	John C. Baity & Alice Kirby Horton Trustees u/a 12/30/76 f/b/o Alice Kirby Horton

(a)	Amount beneficially owned:

22,050

(b)	Percent of class:

0.2%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

22,050

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

22,050

13.	John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Alice Kirby Horton

(a)	Amount beneficially owned:

28,523

(b)	Percent of class:

0.3%

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

28,523

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

28,523

14.	John C. Baity Trustee u/a 12/30/76 f/b/o Leigh Carlin Kirby

(a)	Amount beneficially owned:

285

(b)	Percent of class:

less than one-tenth of one percent

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

285

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

285

15.	John C. Baity Trustee u/a 12/30/76 f/b/o Stark Dillard Kirby, Jr.

(a)	Amount beneficially owned:

2,775

(b)	Percent of class:

less than one-tenth of one percent

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

2,775

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

2,775

16.	John C. Baity Trustee u/a 12/30/76 f/b/o Elizabeth Marie Kirby

(a)	Amount beneficially owned:

2,775

(b)	Percent of class:

less than one-tenth of one percent

(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

2,775

CUSIP No. 017175100	Page 26 of 28 Pages

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

2,775

	17.	John C. Baity Trustee u/a 12/30/76 f/b/o Fred Morgan Kirby IV

	(a)	Amount beneficially owned:

1,218

	(b)	Percent of class:

less than one-tenth of one percent

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

1,218

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

1,218

	18.	John C. Baity Trustee u/a 12/30/76 f/b/o Jefferson W. Kirby, Jr.

	(a)	Amount beneficially owned:

1,218

	(b)	Percent of class:

less than one-tenth of one percent

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

1,218

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

1,218

	19.	John C. Baity Trustee u/a/ 12/30/76 f/b/o Jane Julia Kirby

	(a)	Amount beneficially owned:

1,218

	(b)	Percent of class:

less than one-tenth of one percent

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

1,218

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

1,218

	20.	John C. Baity Trustee u/a 12/30/76 f/b/o Samuel Spotswood Kirby

	(a)	Amount beneficially owned:

1,218

	(b)	Percent of class:

less than one-tenth of one percent

	(c)	Number of shares as to which such person has:

(i) Sole power to vote or direct the vote:

0

(ii) Shared power to vote or direct the vote:

1,218

(iii) Sole power to dispose or direct the disposition:

0

(iv) Shared power to dispose or direct the disposition:

1,218

Item 5.	Ownership of Five Percent or Less of a Class.

Not applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Not applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.

Not applicable.

Item 8.	Identification and Classification of Members of the Group.

Not applicable.

CUSIP No. 017175100	Page 27 of 28 Pages

Item 9.	Notice of Dissolution of Group.

Not applicable.

Item 10.	Certification.

Each of the Reporting Persons makes the following certification:

By signing below, the reporting person certifies that, to the best of his knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 017175100	Page 28 of 28 Pages

SIGNATURES

After reasonable inquiry and to the best of each of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: June 30, 2011

/s/ John C. Baity
John C. Baity

John C. Baity & Fred M. Kirby III Trustees u/a 1/3/75 f/b/o Fred M. Kirby III
John C. Baity & S. Dillard Kirby Trustees u/a 1/3/75 f/b/o S. Dillard Kirby
John C. Baity & Jefferson W. Kirby Trustees u/a 1/3/75 f/b/o Jefferson W. Kirby
John C. Baity & Alice Kirby Horton Trustees u/a 1/3/75 f/b/o Alice Kirby Horton
John C. Baity & Fred M. Kirby III Trustees u/a 12/30/76 f/b/o Fred M. Kirby III
John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Fred M. Kirby III
John C. Baity & Stark Dillard Kirby Trustees u/a 12/30/76 f/b/o Stark Dillard Kirby
John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Stark Dillard Kirby
John C. Baity & Jefferson W. Kirby Trustees u/a 12/30/76 f/b/o Jefferson W. Kirby
John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Jefferson W. Kirby
John C. Baity & Alice Kirby Horton Trustees u/a 12/30/76 f/b/o Alice Kirby Horton
John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Alice Kirby Horton
John C. Baity Trustee u/a 12/30/76 f/b/o Leigh Carlin Kirby
John C. Baity Trustee u/a 12/30/76 f/b/o Stark Dillard Kirby, Jr.
John C. Baity Trustee u/a 12/30/76 f/b/o Elizabeth Marie Kirby
John C. Baity Trustee u/a 12/30/76 f/b/o Fred Morgan Kirby IV
John C. Baity Trustee u/a 12/30/76 f/b/o Jefferson W. Kirby, Jr.
John C. Baity Trustee u/a/ 12/30/76 f/b/o Jane Julia Kirby
John C. Baity Trustee u/a 12/30/76 f/b/o Samuel Spotswood Kirby

By:	/s/ John C. Baity
Name: John C. Baity
Title: Trustee

EXHIBIT I

JOINT FILING AGREEMENT

The undersigned hereby agree that the Schedule 13G relating to the common stock of Alleghany Corporation, and any further amendments thereto, to which this Joint Filing Agreement is attached as an exhibit is filed on behalf of each of them pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: June 30, 2011

/s/ John C. Baity
John C. Baity

John C. Baity & Fred M. Kirby III Trustees u/a 1/3/75 f/b/o Fred M. Kirby III John C. Baity & S. Dillard Kirby Trustees u/a 1/3/75 f/b/o S. Dillard Kirby

John C. Baity & Jefferson W. Kirby Trustees u/a 1/3/75 f/b/o Jefferson W. Kirby

John C. Baity & Alice Kirby Horton Trustees u/a 1/3/75 f/b/o Alice Kirby Horton

John C. Baity & Fred M. Kirby III Trustees u/a 12/30/76 f/b/o Fred M. Kirby III

John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Fred M. Kirby III

John C. Baity & Stark Dillard Kirby Trustees u/a 12/30/76 f/b/o Stark Dillard Kirby

John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Stark Dillard Kirby

John C. Baity & Jefferson W. Kirby Trustees u/a 12/30/76 f/b/o Jefferson W. Kirby

John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Jefferson W. Kirby

John C. Baity & Alice Kirby Horton Trustees u/a 12/30/76 f/b/o Alice Kirby Horton

John C. Baity Trustee u/a 12/30/76 f/b/o Descendants of Alice Kirby Horton

John C. Baity Trustee u/a 12/30/76 f/b/o Leigh Carlin Kirby

John C. Baity Trustee u/a 12/30/76 f/b/o Stark Dillard Kirby, Jr.

John C. Baity Trustee u/a 12/30/76 f/b/o Elizabeth Marie Kirby

John C. Baity Trustee u/a 12/30/76 f/b/o Fred Morgan Kirby IV

John C. Baity Trustee u/a 12/30/76 f/b/o Jefferson W. Kirby, Jr.

John C. Baity Trustee u/a/ 12/30/76 f/b/o Jane Julia Kirby

John C. Baity Trustee u/a 12/30/76 f/b/o Samuel Spotswood Kirby

By:	/s/ John C. Baity
Name: John C. Baity
Title: Trustee